Exhibit 99.1

Northwest Pipe Company Announces First Quarter 2021 Financial Results

•	Net sales of $72.3 million increased 4.9% year-over-year
•	Strong backlog of $178 million; $210 million including confirmed orders representing the eleventh consecutive quarter over $200 million
•	Net income of $2.2 million or $0.22 per diluted share

VANCOUVER, Washington—May 3, 2021—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the first quarter ended March 31, 2021. The Company will broadcast its first quarter 2021 earnings conference call on Tuesday, May 4, 2021 at 7:00 a.m. PT.

First Quarter 2021 Results

Net sales increased 4.9% to $72.3 million in the first quarter of 2021 from $68.9 million in the first quarter of 2020. The increase was primarily due to the Geneva Pipe and Precast Company (“Geneva”) operations acquired in January 2020, which contributed $12.3 million in the first quarter of 2021 compared to $8.0 million in the first quarter of 2020. The 1% decrease in net sales at the Company’s legacy steel pipe facilities was due to a 2% decrease in selling price per ton due to a change in product mix, partially offset by a 1% increase in tons produced resulting from changes in project timing.

Gross profit decreased 8.4% to $8.8 million, or 12.1% of net sales, in the first quarter of 2021 from $9.6 million, or 13.9% of net sales, in the first quarter of 2020, primarily due to product mix at the Company’s legacy steel pipe facilities. Gross profit in the first quarter of 2020 included $0.4 million of incremental production costs resulting from the fire at the Company’s Saginaw, Texas facility in April 2019 as well as $0.3 million in acquisition-related inventory charges.

Net income was $2.2 million, or $0.22 per diluted share, in the first quarter of 2021 compared to $0.6 million, or $0.06 per diluted share, in the first quarter of 2020. The first quarter of 2020 included $2.8 million of pre-tax acquisition-related transaction costs and inventory charges and $0.4 million of pre-tax incremental production costs resulting from the fire at the Company’s Saginaw facility. After considering non-recurring items, adjusted net income was $2.9 million, or $0.30 per diluted share, in the first quarter of 2020. There were no adjustments to consider in the first quarter of 2021. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe products for which revenue is recognized over time. Backlog was approximately $178 million as of March 31, 2021 compared to $167 million as of December 31, 2020 and $170 million as of March 31, 2020. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $210 million as of March 31, 2021 compared to $221 million as of December 31, 2020 and $224 million as of March 31, 2020.

Management Commentary

“As we expected, the first quarter was challenging due to the bidding delays, extreme weather events, and supply disruptions in the steel market. Despite all of the issues, the first quarter was fairly similar to what we saw in the first quarters of 2019 and 2020. We finished the first quarter with a steel pressure pipe backlog of $210 million representing the eleventh straight quarter over $200 million,” said Scott Montross, President and Chief Executive Officer of the Company. “The second quarter will continue to be challenging as we expect steel market supply disruptions to persist which could affect production. The bidding delays that have occurred over the last several months are diminishing but appear to have caused project requirements to stack up which could lead to an extended period of very strong steel pressure pipe demand. The first quarter’s ending precast concrete order book was elevated and continues to gain strength, indicating the potential for a strong second quarter in the precast concrete business.”

Balance Sheet Details

Total cash and cash equivalents were $29.9 million as of March 31, 2021, down from $37.9 million as of December 31, 2020 primarily due to changes in working capital and debt service repayments.

As of March 31, 2021, the Company had $8.4 million of outstanding term loan borrowings and no outstanding revolving loan borrowings, with additional revolving loan borrowing capacity of approximately $52 million.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s first quarter 2021 financial results will be held on Tuesday, May 4, 2021 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately one hour after the event and will remain available until Tuesday, May 18, 2021 by dialing 1‑877‑344‑7529 in the U.S. or 1‑412‑317‑0088 internationally and entering the replay access code: 10155132.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company produces high-quality precast and reinforced concrete products, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as linings, coatings, joints, and one of the largest offerings of fittings and specialized components. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and pipeline rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020

Net sales	$72,311	$68,923
Cost of sales	63,536	59,344
Gross profit	8,775	9,579
Selling, general, and administrative expense	5,830	7,945
Operating income	2,945	1,634
Other income (expense)	59	(401)
Interest income	-	22
Interest expense	(227)	(219)
Income before income taxes	2,777	1,036
Income tax expense	602	472
Net income	$2,175	$564

Net income per share:
Basic	$0.22	$0.06
Diluted	$0.22	$0.06

Shares used in per share calculations:
Basic	9,814	9,751
Diluted	9,921	9,829

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$29,893	$37,927
Trade and other receivables, net	40,214	42,680
Contract assets	75,466	76,985
Inventories	33,177	29,177
Prepaid expenses and other	5,560	5,194
Total current assets	184,310	191,963
Property and equipment, net	109,423	110,184
Operating lease right-of-use assets	34,228	30,813
Goodwill	22,985	22,985
Intangible assets, net	10,202	10,518
Other assets	6,167	6,552
Total assets	$367,315	$373,015

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,131	$7,701
Accounts payable	13,260	12,993
Accrued liabilities	14,607	16,814
Contract liabilities	2,034	6,189
Current portion of operating lease liabilities	2,382	2,204
Total current liabilities	35,414	45,901
Long-term debt	5,106	5,888
Operating lease liabilities	31,236	27,911
Deferred income taxes	12,750	12,481
Other long-term liabilities	10,472	11,208
Total liabilities	94,978	103,389

Stockholders' equity	272,337	269,626
Total liabilities and stockholders’ equity	$367,315	$373,015

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020

Net income, as reported	$2,175	$564
Adjustments for non-recurring items:
Acquisition-related transaction costs	-	2,517
Saginaw fire incremental production costs	-	392
Acquisition-related inventory charges	-	266
Estimated tax impact of non-recurring items	-	(793)
Adjusted net income	$2,175	$2,946

Diluted net income per share, as reported	$0.22	$0.06

Adjusted diluted net income per share	$0.22	$0.30